Exhibit 99.1

News Release

For Further Information:

Jessica Gulis, 248.559.0840

ir@cnfrh.com

For Immediate Release

Conifer Holdings Announces Closing of Loss Portfolio Transfer Agreement

Troy, MI, November 7, 2022 – Conifer Holdings, Inc. (Nasdaq: CNFR) (“Conifer”) today announced the execution of a Loss Portfolio Transfer (LPT) reinsurance agreement with Fleming Reinsurance Ltd (“Fleming Re”).  Through this transaction, Conifer secured $20 million of adverse development cover for accident years 2019 and prior.

Under the agreement, Fleming Re will cover an aggregate limit of $66.3 million of paid losses on $40.8 million of stated net reserves as of June 30, 2022, relating to accident years 2019 and prior.  Within the aggregate limit, there is a $5.5 million loss corridor in which the Company retains losses in excess of $40.8 million.

Management Comments

Jim Petcoff, Executive Chairman & co-CEO of Conifer, commented: “We are pleased to partner with Fleming Re on this reinsurance agreement, and we are eager to see our operating results bear out this efficient use of capital.  ”

This transaction is one of several strategic initiatives currently being implemented, to strengthen Conifer’s overall financial position and accelerate its long-term profitability goals.

About Conifer

Conifer Holdings, Inc. is a specialty insurance holding company, offering customized coverage solutions tailored to the needs of our insureds. Nationwide, Conifer markets largely through independent agents, and is traded on the NASDAQ exchange under the symbol “CNFR”.  Additional information is available on the Company’s website at www.CNFRH.com.

Forward-Looking Statement

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Conifer’s expectations regarding premiums, earnings, its capital position, expansion, and

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November 2, 2022

growth strategies. The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information. The forward-looking statements are qualified by important factors, risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those in the forward-looking statements, including those described in our form 10-K (“Item 1A Risk Factors”) filed with the SEC on March 10, 2022 and subsequent reports filed with or furnished to the SEC. Any forward-looking statement made by us in this report speaks only as of the date hereof or as of the date specified herein. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable laws or regulations.